Exhibit 2.1

Dated                 2018

UNILEVER N.V.

and

UNILEVER PLC

and

UNILEVER INTERNATIONAL HOLDINGS N.V.

and

UNILEVER INTERNATIONAL HOLDING B.V.

SIMPLIFICATION AGREEMENT

Table of Contents

Contents		Page

1	Interpretation	3

2	Simplification	10

3	Conditions	10

4	Shareholder meetings	11

5	U.K. Scheme	11

6	Dutch Merger	11

7	Dutch and U.K. listings	11

8	US registration and listing	12

9	Governance	12

10	Treasury Shares	12

11	PLC Deferred Shares and MUL Shares	13

12	NV Preference Shares	13

13	NV Depositary Receipts	13

14	Revisions to Simplification	13

15	Termination of the Equalisation Agreement, Agreement for Mutual Guarantees of Borrowing and the Deed of Mutual Covenants	13

16	Representations and Warranties	13

17	Further Assurances	14

18	Remedies and Waivers	14

19	Invalidity	14

20	No Partnership	15

21	Third Party Rights	15

22	Variation	15

23	Whole Agreement	15

24	Assignment	15

25	Counterparts	15

26	Effect of Termination	15

i

27	Governing Law and Submission to Jurisdiction	15

Schedule 1 Conditions		17

ii

Simplification Agreement

This Agreement (the “Agreement”) is made on                 2018 between:

(1)                              UNILEVER N.V., a public limited liability company incorporated under the laws of the Netherlands with registered number 24051830, with its official seat in Rotterdam, the Netherlands, and office address at Weena 455, 3013 AL, Rotterdam, the Netherlands (“NV”);

(2)                              UNILEVER PLC, a public limited company incorporated in England and Wales with registered number 0041424 whose registered office is at Port Sunlight, Wirral, Merseyside, CH62 4ZD, United Kingdom (“PLC”);

(3)                              UNILEVER INTERNATIONAL HOLDINGS N.V., a public limited liability company incorporated under the laws of the Netherlands with registered number 70363196, with its official seat in Rotterdam, the Netherlands, and office address at Weena 455, 3013 AL, Rotterdam, the Netherlands (“New NV”); and

(4)                              UNILEVER INTERNATIONAL HOLDING B.V., a private limited liability company incorporated under the laws of the Netherlands with registered number 71450041, with its official seat in Rotterdam, the Netherlands, and office address at Weena 455, 3013 AL, Rotterdam, the Netherlands (“New Sub”),

each a “Party” and together the “Parties”.

Whereas

(A)                            NV and PLC are the current ultimate parent companies of the Unilever Group (as defined below).

(B)                            NV and PLC have announced that it is intended that New NV will become the new ultimate parent company of the Unilever Group (“Simplification”).

(C)                            Simplification will be implemented by way of the U.K. Scheme and the Dutch Merger (each as defined below).

(D)                            The New NV Securities (as defined below) will be listed in Amsterdam, London and New York.

(E)                             The Parties are entering into this Agreement to set out certain mutual commitments in relation to the implementation of Simplification.

(F)                              Simplification will result in the Unilever Group being simplified under a single parent company. Therefore on, or immediately after, the implementation of Simplification, NV and PLC expect that the Equalisation Agreement and the Agreement for Mutual Guarantees of Borrowing (each as defined below) shall be terminated. Termination of the Equalisation Agreement will also result in the automatic termination of the Deed of Mutual Covenants (as defined below).

(G)                            New NV’s name will be changed to Unilever N.V. at the Effective Date (as defined below).

It is agreed as follows:

1                                      Interpretation

In this Agreement, unless the context otherwise requires:

1.1                             Definitions

“Admission” means the admission of the New NV Shares to:

(i)                                  listing and trading on Euronext in Amsterdam (the “Euronext Admission”);

(ii)                               the premium listing segment of the Official List of the U.K. Listing Authority (in accordance with the U.K. Listing Rules and the Financial Services and Markets Act 2000); and

(iii)                            trading on the Main Market (in accordance with the Admission and Disclosure Standards of the LSE) ((ii) and (iii) together, the “LSE Admission”),

and the commencement of trading in the New NV ADSs on the New York Stock Exchange;

“Admission Date” means the date of Admission;

“AFM” means the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

“Agreement for Mutual Guarantees of Borrowing” means an agreement dated 9 June 1983 between NV and PLC;

“Authority” means any Tax Authority or Regulatory Authority or any other relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any relevant jurisdiction (in each case) whose consent, or with whom a submission, filing or notification, is necessary in order to satisfy the Regulatory Conditions;

“Board of Directors” means the board of directors of NV and/or PLC, as the context requires;

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in Amsterdam, London and New York;

“Clearances” means all consents, clearances, confirmations, permissions and waivers that are required to be obtained, all filings that are required to be made and all waiting periods that may need to have expired, from or under the laws, regulations or practices applied by any Authority in connection with the implementation of Simplification, including but not limited to those matters set out in Schedule 1; and any reference to any Condition relating to Clearances having been “satisfied” shall be construed as meaning that the foregoing having been obtained;

“Companies” means NV and PLC;

“Conditions” means the conditions to the implementation of Simplification set out in Schedule 1 and/or identified as conditions to Simplification in any of the Public Documents, and “Condition” means any one of them;

“Counsel” means Martin Moore QC (or such other counsel as may be appointed by the Parties in connection with the U.K. Scheme);

“DCC” mean the Dutch Civil Code;

“Deed of Mutual Covenants” means an agreement dated 28 June 1946 between NV and PLC, as amended pursuant to a supplemental agreement dated 15 May 2006;

“Deferred Shares” means the deferred shares of £1.00 each in the capital of PLC;

“Directors” means the directors of NV and PLC;

“Dutch Merger” means the triangular legal merger within the meaning of sections 2:309, 2:324 and 2:333a of the DCC between NV, New Sub and New NV as a result of which:

(i)                                  New Sub shall acquire all the assets and liabilities and legal relationships of NV under universal succession of title;

(ii)                               NV shall cease to exist; and

(iii)                            New NV shall allot New NV Shares to the NV Shareholders,

as described in detail in the Dutch Merger Proposal;

“Dutch Merger Proposal” means the proposal concerning the Dutch Merger to be made available to the NV Shareholders;

“Effective Date” means the later date upon which the U.K. Scheme has become effective and the Dutch Merger has become effective, in accordance with their respective terms;

“ELMA” means Naamlooze Vennootschap Elma, a public limited liability company incorporated under the laws of the Netherlands, with its official seat in Rotterdam, the Netherlands, and address at Weena 455, 3013 AL, Rotterdam, the Netherlands;

“Equalisation Agreement” means an agreement dated 28 June 1946 between NV and PLC, as amended pursuant to supplemental agreements dated 20 July 1981, 21 December 1981, 15 May 2006 and 20 May 2009 respectively;

“Estate Shares” means the £0.01 estate shares in the capital of MUL;

“EU Prospectus” means the prospectus to be published by New NV for the purposes of the Euronext Admission and LSE Admission and to be approved by the AFM;

“Euroclear Netherlands” means Nederlands Centraal Instituut voor Giraal Effectenverkeer;

“Euronext Amsterdam” means Euronext Amsterdam N.V.;

“Euronext in Amsterdam” means the regulated market operated by Euronext Amsterdam;

“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

“FCA” means the Financial Conduct Authority of the United Kingdom;

“Form F-4” means the registration statement on Form F-4 to register the New NV Shares to be allotted in the Dutch Merger, together with any amendments, supplements and exhibits thereto;

“Form F-6” means the registration statement on Form F-6 registering the New NV ADSs issuable upon deposit of New NV Shares, together with any amendments, supplements and exhibits thereto;

“General Condition” means the Condition set out in Part B of Schedule 1;

“Governance of Unilever” means the document setting out the governance arrangements of the Unilever Group as it will read upon completion of Simplification (and as amended from time to time);

“Group” or “Unilever Group” means PLC, NV and the companies they control and, following the consummation of Simplification, New NV and the companies it will control;

“Listing Authority” means the U.K. Listing Authority, the AFM, the SEC or the NYSE (as the case may be);

“LSE” means the London Stock Exchange plc;

“Main Market” means the LSE’s main market for listed securities;

“MUL” means Margarine Union (1930) Limited, a private limited company incorporated in England and Wales with registered number 00244645 whose registered office is at Unilever House, 100 Victoria Embankment, London EC4Y 0DY;

“New NV Board” means the board of directors of New NV;

“New NV ADSs” means the American depositary shares of New NV, each of which represents one New NV Share and may be evidenced by American depositary receipts to be issued to Shareholders (which for these purposes include the holders of PLC ADSs) in connection with Simplification;

“New NV Articles of Association” means the articles of association of New NV as they will be in effect upon completion of Simplification, as attached to the Dutch Merger Proposal;

“New NV Securities” means New NV Shares and New NV ADSs;

“New NV Shares” means the ordinary shares with a nominal value of EUR 0.16 each in the capital of New NV;

“NV Depositary Receipts” means the depositary receipts issued by the Trust Office for NV Ordinary Shares held by the Trust Office;

“NV Extraordinary General Meeting” means the general meeting (including any adjournment thereof) of the NV Shareholders to be convened for the purpose of considering and, if thought fit, approving resolutions of NV shareholders required in connection with Simplification;

“NV NYRSs” means the NV Ordinary Shares held in New York registry form;

“NV Ordinary Shares” means: (i) the ordinary shares with a nominal value of EUR 0.16 each in the capital of NV; and (ii) the subshares of such ordinary shares, each amounting to 3/112 part of one ordinary share, in registered or bearer form;

“NV Preference Shares” means:

(i)                                 the 6% cumulative preference shares with a nominal value of EUR 428.57 each in the capital of NV;

(ii)                              the subshares of the 6% cumulative preference shares referred to under (i) with a nominal value of EUR 42.86 each in the capital of NV;

(iii)                           the 7% cumulative preference shares with a nominal value of EUR 428.57 each in the capital of NV; and

(iv)                          the subshares of 7% cumulative preference shares referred to under (iii) with a nominal value of EUR 42.86 each in the capital of NV;

“NV Shareholder Circular” means the circular to be sent to NV Shareholders in connection with the Dutch Merger;

“NV Shareholders” means the holders of NV Ordinary Shares (including NV NYRSs), the holders of NV Preference Shares and the holders of NV Special Shares;

“NV Special Shares” means the ordinary shares with a nominal value of EUR 428.57 each in the capital of NV;

“NYSE” means the New York Stock Exchange;

“Panel” means the U.K. Panel on Takeovers and Mergers;

“PLC ADSs” means PLC American depositary shares each of which represents one ordinary share of PLC and may be evidenced by American depositary receipts;

“PLC Court Meeting” means the meeting of the PLC Shareholders to be convened pursuant to section 896 of the U.K. Companies Act for the purpose of considering and, if thought fit, approving the U.K. Scheme (including any adjournment thereof);

“PLC Deferred Shares” means the deferred shares of £1.00 each in the capital of PLC;

“PLC Extraordinary General Meeting” means the general meeting of the PLC Shareholders to be convened for the purposes of considering, and if thought fit approving, resolutions of PLC shareholders required in connection with Simplification (including any adjournment thereof);

“PLC Ordinary Shares” means the ordinary shares of 3 1/9 pence each in the capital of PLC;

“PLC Shareholders” means the holders of PLC Ordinary Shares;

“Prospectus Rules” means: (i) Directive 2003/71/EC of the European Parliament and the Council and the amendments thereto (including those resulting from Directive 2010/73/EU) (the “Prospectus Directive”) as implemented in the relevant Member State of the European Union; and (ii) European Commission Regulation (EC) No 809/2004 of 29 April 2004, as amended;

“Public Documents” means:

(i)                                  the Scheme Circular;

(ii)                               the Form F-4;

(iii)                            the EU Prospectus (plus any supplement thereto);

(iv)                           the Form F-6;

(v)                              the Dutch Merger Proposal; and

(vi)                           the NV Shareholder Circular,

together with such other documents as may be approved by a Listing Authority for circulation to Shareholders for the purposes of Simplification;

“Regulatory Authority” means any central bank, ministry, court or competition, antitrust, national, supranational or supervisory body or other government, governmental, environmental, trade or regulatory agency or body, in each case in any jurisdiction (including the several States of the United States);

“Regulatory Conditions” means those Conditions set out in Part A of Schedule 1 and “Regulatory Condition” means any one of them;

“Scheme Circular” means the circular to be despatched to PLC Shareholders incorporating the Scheme Document;

“Scheme Document” means the document setting out the full terms of the U.K. Scheme;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Shareholders” means the PLC Shareholders and the NV Shareholders together;

“Simplification” has the meaning given in Recital (B);

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of taxation or responsible for the assessment, administration or collection of taxation or enforcement of any law in relation to taxation;

“Trust Office” means Foundation Unilever N.V. Trust Office (Stichting Administratiekantoor Unilever N.V.);

“UHL” means United Holdings Limited, a private limited company incorporated in England and Wales with registered number 00252737 and whose registered office is at Unilever House, 100 Victoria Embankment, London EC4Y 0DY;

“U.K. Code” means the City Code on Takeovers and Mergers as from time to time amended and interpreted by the Panel;

“U.K. Companies Act” means the U.K. Companies Act 2006;

“U.K. Court” means the High Court of Justice in England and Wales;

“U.K. Listing Authority” means the FCA acting in its capacity as the competent authority for listing in the United Kingdom for the purposes of Part VI of the Financial Services and Markets Act 2000;

“U.K. Listing Conditions” has the meaning given in Schedule 1;

“U.K. Listing Rules” means the “listing rules” made by the Financial Conduct Authority pursuant to Part 6 of the Financial Services and Markets Act 2000 and referred to in section 73A(2) of the U.K. Companies Act;

“U.K. Scheme” means the proposed scheme of arrangement under Part 26 of the U.K. Companies Act between PLC and the PLC Shareholders, with or subject to any modification, addition or condition approved or imposed by the U.K. Court and agreed by PLC and New NV, under which part of Simplification is proposed to be implemented;

“U.K. Scheme Court Hearing” means the hearing by the U.K. Court to sanction the U.K. Scheme;

“U.K. Scheme Court Order” means the order of the U.K. Court sanctioning the U.K. Scheme under Section 899 of the U.K. Companies Act, to be granted at the U.K. Scheme Court Hearing; and

“U.K. Scheme Record Time” means the record time of the U.K. Scheme, as set out in the Scheme Document.

1.2                             Clauses, Schedules

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to clauses of, and schedules to, this Agreement. References to paragraphs are to paragraphs of the Schedules.

1.3                             Singular, plural

References to the singular include the plural and vice versa.

1.4                             References to persons and companies

References to:

1.4.1                  a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2                  a company shall include any company, corporation or any body corporate, wherever incorporated.

1.5                             References to subsidiaries

References to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established. The words “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the U.K. Companies Act, as applicable.

1.6                             Modification of Statutes

References to a statute or statutory provision include:

1.6.1                  that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.6.2                  any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.6.3                  any subordinate legislation made from time to time under that statute or statutory provision,

except to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability of any party under this Agreement.

1.7                             Amendments

A reference to any other document referred to in this Agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time.

1.8                             Headings

Headings shall be ignored in construing this Agreement.

1.9                             Reasonable endeavours

Where the words “reasonable endeavours” are used in this Agreement in relation to the performance of any act by a Party, such Party shall be required to take only those steps in performing such act as are commercially reasonable having regard to such Party’s circumstances at the time.

1.10                      Information

References to books, records or other information mean books, records or other information in any form including paper and electronically stored data.

1.11       Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.12                      Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

2                                      Simplification

2.1                             The Parties agree to co-operate and use all reasonable endeavours to implement Simplification in accordance with the terms set out in the Public Documents.

2.2                             Completion of Simplification shall be conditional on the satisfaction or waiver (in accordance with Clause 3.3) of the Conditions (or their satisfaction subject only to completion of Simplification).

3                                      Conditions

3.1                             The Parties undertake to co-operate and use all reasonable endeavours to procure the satisfaction of the Regulatory Conditions as promptly as reasonably practicable.

3.2                             The Parties undertake to:

3.2.1                  assist each other in communicating with any Regulatory Authority for the purposes of satisfying the Regulatory Conditions, including with the provision of any information or documents reasonably requested and necessary for the purpose of making a submission, filing or notification to any relevant Regulatory Authority in relation to Simplification as promptly as reasonable practicable;

3.2.2                  make as promptly as reasonably practicable such filings with any Regulatory Authority as are necessary or expedient for the implementation of Simplification; and

3.2.3                  use reasonable endeavours to avoid: (i) any declaration of incompleteness by any Regulatory Authority; and (ii) any suspension of a review period by a Regulatory Authority.

3.3                             The Regulatory Conditions may be waived at any time in whole or in part and conditionally or unconditionally in writing by all Parties. New NV may waive the General Condition at any time in whole or in part and conditionally or unconditionally by written notice to the other Parties.

3.4                             Nothing in this Agreement shall oblige the Parties to waive or treat as satisfied any Condition.

3.5                             This Agreement shall terminate with immediate effect upon the earlier of:

3.5.1                  all Parties having acknowledged in writing that any Regulatory Condition: (i) has not been satisfied, or any event, fact or matter has occurred or is likely to occur which will or is likely to make any Regulatory Condition not capable of satisfaction; and (ii) has not been waived in accordance with Clause 3.3; or

3.5.2                  New NV having notified the other Parties in writing that the General Condition has not been satisfied and has not been waived by New NV in accordance with Clause 3.3; or

3.5.3                  23.59 pm (London time) on 30 December 2018, if Simplification has not been implemented by such time.

4                                      Shareholder meetings

The Companies shall cooperate to ensure, so far as possible, that (i) the NV Extraordinary General Meeting; and (ii) the PLC Court Meeting and PLC Extraordinary General Meeting, or any postponement or adjournment of such meetings, are convened on due notice or rescheduled so as to be held on consecutive Business Days, or failing that on two Business Days as close in time to each other as practicable.

5                                      U.K. Scheme

5.1                             In consideration for the issue and allotment to New NV of PLC Ordinary Shares, New NV undertakes to issue New NV Securities pursuant to and in accordance with the terms and subject to the conditions of the U.K. Scheme and to take all steps necessary for the implementation of the U.K. Scheme.

5.2                             New NV hereby undertakes that it will, acting through Counsel, give an undertaking to the Court to be bound by and consent to the implementation of the U.K. Scheme to the extent that all of the Conditions (other than the U.K. Listing Conditions) have been satisfied or waived prior to or on the U.K. Scheme Court Hearing.

5.3                             PLC and New NV undertake to procure that all steps reasonably required to be taken in respect of the issue of New NV Securities pursuant to the U.K. Scheme (subject to any provisions in the U.K. Scheme relating to the shares of certain overseas shareholders of PLC and compliance by PLC and New NV with their obligations hereunder) be taken.

5.4                             NV hereby consents, for the purposes of the Equalisation Agreement, to the reduction of capital of PLC to be undertaken pursuant to the U.K. Scheme.

5.5                             PLC and New NV shall use all reasonable endeavours to cause all New NV Securities issued to PLC Shareholders upon the U.K. Scheme becoming effective to be issued in reliance on the exemption from the registration requirements of the Securities Act, provided by Section 3(a)(10) of the Securities Act and in reliance on exemptions from registration under state “blue sky” or securities laws.

6                                      Dutch Merger

6.1                             Subject to Clause 6.2, NV, New NV and New Sub undertake to procure that all steps reasonably required to be taken in respect of the Dutch Merger (including but not limited to the allotment of New NV Securities to NV Shareholders) be taken.

6.2                             NV, New NV and New Sub undertake to procure that the Dutch Merger shall take effect following the effective time of the U.K. Scheme (and not before such time).

7                                      Dutch and U.K. listings

7.1                             New NV undertakes to procure that all steps reasonably required to be taken in respect of the Euronext Admission and the LSE Admission be taken.

7.2                             Following the approval of the EU Prospectus by the AFM and until Simplification has completed, if and when a matter arises or is noted which requires the EU Prospectus to be supplemented pursuant to the Prospectus Rules, New NV shall use reasonable endeavours to as promptly as reasonably practicable prepare and file any such required supplement to the EU Prospectus with the AFM and request the AFM to approve the supplement, and notify its approval of the supplement in accordance with the Prospectus Rules to the competent authority in the United Kingdom, the FCA and the European Securities and Markets Authority. Upon approval, New NV shall make the supplement available to the public in accordance with the Prospectus Rules.

8                                      US registration and listing

8.1                             New NV shall use all reasonable endeavours to keep the Form F-4 and the Form F-6 effective as long as is necessary to consummate Simplification.

8.2                             New NV shall: (i) ensure that the Form F-4, the Form F-6, and the final prospectus included therein under Rule 424(b) of the Securities Act comply in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and all other applicable laws; and (ii) cause the Form F-4, the Form F-6, and the final prospectus referred to above to be disseminated to the extent required by applicable laws.

8.3                             New NV will prepare and submit to the NYSE an application covering the New NV ADSs being issued as a result of Simplification and shall use reasonable endeavours to cause the ADSs to be approved for listing (subject to notice of issuance) for trading on the NYSE at or prior to the Effective Date.

8.4                             Except for procedures of the applicable clearing and settlement system and other customary limitations applicable to American depositary share programs for a public listed company incorporated in the Netherlands with its primary listing on Euronext in Amsterdam which will be disclosed in (or incorporated by reference into) the Form F-4 and Form F-6, the New NV ADSs will have such contractual rights and privileges as are customary for such securities, and will, amongst other things, entitle the holder thereof to receive (upon deposit of New NV ADSs with the depositary for cancellation, and payment of any applicable fees, charges and taxes) the corresponding number of New NV Shares.

9                                      Governance

9.1                             The New NV Board will comprise the same members as the Board of Directors.

9.2                             The governance of New NV will be as set out in the New NV Articles of Association and the Governance of Unilever.

10                               Treasury Shares

10.1                     PLC hereby undertakes, conditional on the U.K. Scheme having been sanctioned by the U.K. Court and prior to the U.K. Scheme Record Time, to cancel all PLC Ordinary Shares held by PLC in treasury (the “PLC Treasury Shares”) as at the time of sanction of the U.K. Scheme by the U.K. Court.

10.2                      NV hereby consents, for the purposes of the Equalisation Agreement, to the reduction of capital of PLC to be undertaken pursuant to the cancellation of the PLC Treasury Shares under Clause 10.1.

10.3                     NV hereby undertakes to transfer the NV Ordinary Shares held by NV to satisfy obligations under share-based incentive schemes to a Unilever Group company prior to the Effective Date. Such NV Shares will be exchanged for New NV Ordinary Shares at the

Effective Date. All shares in the capital of NV held in treasury by NV, New NV or New Sub at the Effective Date will be cancelled and cease to exist by operation of law.

11                               PLC Deferred Shares and MUL Shares

11.1                      PLC and NV undertake to procure, prior to the U.K. Scheme Record Time and subject to all necessary approvals being granted, the following actions:

11.1.1           the transfer of two PLC Deferred Shares by UHL to New NV;

11.1.2           the repurchase from ELMA and cancellation of 50,000 PLC Deferred Shares; and

11.1.3           the repurchase from UHL and cancellation of 49,998 PLC Deferred Shares.

11.2                      NV hereby consents, for the purposes of the Equalisation Agreement, to the reduction of capital of PLC to be undertaken pursuant to the cancellation of the PLC Deferred Shares under Clauses 11.1.2 and 11.1.3.

11.3                      PLC undertakes to procure the cancellation of the Estate Shares in MUL which are held by PLC prior to the U.K. Scheme Record Time.

12                               NV Preference Shares

PLC and NV undertake to procure that the NV Preference Shares are cancelled prior to, or at, the Effective Date.

13                               NV Depositary Receipts

NV shall use all reasonable endeavours to cause cancellation of the NV Depositary Receipts prior to the Effective Date.

14                               Revisions to Simplification

The Parties shall take all such steps as are reasonably necessary to implement any revised or amended terms of Simplification which are recommended by the Board of Directors (or any committee thereof or any other person authorised by the Board of Directors, in each case in connection with Simplification) and shall take all such steps to ensure that the provisions of this Agreement shall apply as nearly as practicable in the same way to such revised transaction.

15                               Foundation Agreements

The Companies will endeavour, prior to the implementation of Simplification and subject to all necessary approvals being granted, to rebalance NV’s and PLC’s respective net assets in proportion to the ratio as agreed between the Companies so as to avoid that any claim may arise upon the termination of the Equalisation Agreement, Agreement for Mutual Guarantees of Borrowing and the Deed of Mutual Covenants. For that purpose, NV intends to transfer shares in one or more of its subsidiaries to a subsidiary of PLC prior to the implementation of Simplification and subject to all necessary approvals being granted.

16                               Representations and Warranties

Each of the Parties represents and warrants to the others on the date hereof that:

16.1.1           it has the requisite power and authority to enter into and perform this Agreement;

16.1.2           this Agreement constitutes its legal, valid and binding obligations in accordance with its terms;

16.1.3           the execution and delivery of, and performance of its obligations under, this Agreement shall not:

(i)                                  result in a breach of any provision of its constitutional documents;

(ii)                               save as previously fairly disclosed to the other Parties, result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)                            result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

17                               Further Assurances

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, from time to time, execute such documents and do such acts and things as the requesting Party may reasonably require for the purpose of giving the full benefit of this Agreement to the requesting Party.

18                               Remedies and Waivers

18.1                      The rights and remedies provided for in this Agreement are cumulative and not exclusive of any other rights or remedies, whether provided by law or otherwise.

18.2                      No failure or delay by either party in exercising any right or remedy provided under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

18.3                      Any waiver of a breach of this Agreement shall not constitute a waiver of any subsequent breach.

19                               Invalidity

19.1                      If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

19.2                      To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 19.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 19.1, not be affected.

19.3                      The Parties agree that, if the Panel determines that any provision of this Agreement that requires the Parties to take or not take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the U.K. Code, that provision shall have no effect and shall be disregarded and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 19.1, not be affected.

20                               No Partnership

Nothing in this Agreement and no action taken by the Parties under this Agreement be deemed to constitute a partnership between the Parties nor constitute any Party the agent of any other Party for any purpose.

21                               Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

22                               Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

23                               Whole Agreement

23.1                      This Agreement contains the whole agreement between the Parties relating to Simplification at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

23.2                      Each Party agrees and acknowledges that:

23.2.1           in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it; and

23.2.2           its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Parties waives of all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

23.3                      Nothing in this Clause 23 excludes or limits any liability for fraud.

24                               Assignment

The Parties shall not assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

25                               Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

26                               Effect of Termination

Termination of this Agreement shall be without prejudice to any rights or obligations which have arisen under this Agreement prior to termination and the provisions of Clauses 17 to 27 inclusive shall continue to apply notwithstanding any termination.

27                               Governing Law and Submission to Jurisdiction

27.1                      This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

27.2                      Any dispute arising out of or connected with this Agreement, including a dispute as to the validity or existence of this Agreement and/or this Clause 27, shall be resolved by arbitration in Amsterdam conducted in English by three arbitrators pursuant to the rules of the International Chamber of Commerce (“ICC”), save that, unless the parties agree otherwise:

27.2.1           each of PLC and NV shall appoint an arbitrator, and if either PLC or NV fails to appoint an arbitrator within 30 days of receiving notice of the appointment of an arbitrator by the other party then that arbitrator shall be appointed by the ICC;

27.2.2           the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of NV and PLC. If he is not chosen and appointed within 30 days of the date of appointment of the later of the two Party-appointed arbitrators to be appointed, he shall be appointed by the ICC; and

27.2.3           the tribunal shall draw up, and submit to the parties for signature, the terms of reference within 21 days of receiving the file.

In witness whereof this Agreement has been duly executed on the date first set out above:

SIGNED by for and on behalf of UNILEVER PLC

SIGNED by for and on behalf of UNILEVER N.V.

SIGNED by for and on behalf of UNILEVER INTERNATIONAL HOLDINGS N.V.

SIGNED by for and on behalf of UNILEVER INTERNATIONAL HOLDING B.V.

Schedule 1

Conditions

Part A: Regulatory Conditions

U.K. Scheme and Dutch Merger Conditions

1                                      the approval of the U.K. Scheme by a majority in number of the PLC Shareholders, present and voting, whether in person or by proxy, at the PLC Court Meeting or any adjournment thereof, representing not less than 75 per cent. in value of the Scheme Shares (as such term is defined in the Scheme Circular);

2                                      all shareholder resolutions put to the PLC Extraordinary General Meeting being duly passed by the requisite majority of PLC Shareholders;

3                                      the resolution to effect the Dutch Merger having been adopted by the requisite majority of the NV general meeting and all other resolutions put to the NV general meeting having been adopted at the meeting in which it resolves on the Dutch Merger;

4                                      each meeting of holders of a specific class of NV shares required to effect the Dutch Merger having approved the Dutch Merger;

5                                      no objection to the Dutch Merger having been filed by creditors or any objection having been withdrawn, resolved or lifted by an enforceable court order by the relevant court of the Netherlands;

6                                      the sanction of the U.K. Scheme with or without modification (but subject to any modification being acceptable to PLC and New NV) by the U.K. Court and the delivery of a copy of the U.K. Scheme Court Order to the Registrar of Companies in England and Wales;

Admission Conditions

7                                      the EU Prospectus (and any required supplement(s) thereto) having been approved by the AFM pursuant to the Prospectus Rules;

8                                      the AFM having notified its approval of the EU Prospectus (and any required supplement(s) thereto) to the U.K. Listing Authority and the European Securities and Markets Authority in accordance with Article 18 of the Prospectus Directive;

9                                      the EU Prospectus (and any required supplement(s) thereto) having been published and made available in accordance with the Prospectus Rules and being in full force and effect;

10                               the U.K. Listing Authority having acknowledged to the Unilever Group or its agents (and such acknowledgement not having been withdrawn) that the application for the admission of the New NV Shares to the Official List with a premium listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (“U.K. Listing Conditions”)) will become effective as soon as a dealing notice has been issued by the FCA and any U.K. Listing Conditions having been satisfied, and the LSE having acknowledged to the Unilever Group or its agents (and such acknowledgement not having been withdrawn) that the New NV Shares will be admitted to trading on the Main Market;

11                               Euronext Amsterdam having approved (and such approval not having been withdrawn) the Euronext Admission and the Euronext Admission becoming effective on or prior to the Admission Date or such other date as agreed in writing between the Parties;

12                               the New NV Shares having been accepted for book-entry transfers by the Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. on or prior to Euronext Admission;

US Conditions

13                               the Form F-4 and the Form F-6 having become effective under the Securities Act and, immediately prior to the Effective Date, shall not be the subject of any stop order or proceeding seeking a stop order;

14                               the New NV ADSs having been authorised for listing on the NYSE, upon official notice of allotment;

Clearances

15                               Each of the Clearances having been received (and not revoked) on terms satisfactory to the Parties.

Part B: General Condition

16                               There being no fact, matter or circumstance which, in the absolute discretion of New NV, may or may be reasonably likely to prevent, delay, hinder or otherwise adversely affect Simplification under New NV or the willingness of New NV to pursue Simplification as contemplated.